NAME OF REGISTRANT:
Franklin Floating Rate Trust
File No. 811-8271

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of shareholders.

FRANKLIN FLOATING RATE TRUST

ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT

The undersigned, being the sole shareholder of the Franklin Floating Rate Trust (the "Trust"), does hereby take the following actions and does hereby consent to the following resolutions:

RESOLVED:	That the following persons are
hereby elected as Trustees of the Trust.

Frank H. Abbott, III
Harris J. Ashton
S. Joseph Fortunato
David W. Garbellano
Charles B. Johnson
Rupert H. Johnson, Jr.
Frank W.T. LaHaye
Gordon S. Macklin

RESOLVED:	That the terms and conditions of the
Investment Advisory Agreement dated September 16,
1997, entered into between Franklin Advisers, Inc.
and the Trust, be, and it hereby is, approved for the Trust.

RESOLVED:	That the appointment of Coopers &
Lybrand L.L.P., as the independent auditors for the Trust for the fiscal year ending July 31, 1998, be, and it hereby is, approved for the Trust.

By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.



FRANKLIN RESOURCES, INC.

Dated: September 16, 1997

S\H.E.Burns
Harmon E. Burns
Executive Vice President